Exhibit 99.2

	Three Months Ended		Years Ended
Reconciliation of Non-GAAP measures: (in thousands)	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net income (loss)	$2,467	$(3,405)	$60,716	$42,434
Income tax provision (benefit)	1,471	(2,087)	34,952	26,041
Interest expense, net	26,660	8,353	84,318	27,608
Depreciation and amortization	16,786	4,417	57,647	19,175

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	47,384	7,278	237,633	115,258

Other adjustments:
Purchase accounting adjustment for manufacturer’s profit in inventory	1,880	—	22,429	—
Write offs of inventory related to reorganization and acquisition-related initiatives	2,530	—	2,530
Reorganization and acquisition-related integration costs	13,019	—	29,074	—
Loss on early extinguishment of debt	—	—	6,046	—
Non-cash compensation costs	31,841	32,018	62,368	32,231

As Adjusted EBITDA	$96,654	$39,296	$360,080	$147,489